Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS HIRES DARRIN UECKER AS VICE PRESIDENT, R&D
AND OPERATIONS

MOUNTAIN VIEW, Calif. (May 10, 2007) — Conceptus, Inc. (Nasdaq: CPTS) announced that Darrin Uecker has joined the Company as Vice President, R&D and Operations on May 2, reporting directly to Mark Sieczkarek, President and Chief Executive Officer.  Mr. Uecker will be responsible for the research and development and operations of the Essure® system for permanent birth control.

Mr. Uecker was most recently with RITA Medical Systems, where he was Chief Technology Officer from January 2004 until January 2007. While at RITA, he was instrumental in growing the business over 200%, culminating in the sale of RITA to Angio Dynamics.

“Darrin’s 17 years of robust experience in all aspects of R&D, manufacturing and operations will enable us to increase focus on bringing improvements to the Essure device and to further enhance clinical performance as we progress towards our long-term goal of making Essure the gold standard for permanent birth control,” said Mr. Sieczkarek.  “He is a proven public company executive and leader and he will bring strong operational knowledge to our business.”

Mr. Uecker’s background includes extensive experience in product development, R&D, operations and business development in a variety of medical device markets. He is a named inventor on 43 US patents and has led the development and launch of more than a dozen medical devices in his career.  He received a Bachelor and Master’s degree in Electrical and Computer Engineering from the University of California at Santa Barbara.

 “I am very excited to join the Conceptus management team and to be given the opportunity to help make the Essure system the gold standard for permanent birth control,” said Mr. Uecker. “I am looking forward to contributing my expertise and experience in  managing rapid organic growth and product development.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

About Mr. Uecker’s Compensation

In accordance with NASDAQ Marketplace Rule 4350, as amended, the Company granted inducement stock appreciation rights to Darrin Uecker. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 125,000 stock appreciation rights, exercise price equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 12.5% for the first 6 months and then equal vesting over the next 42 months of service with the Company. The grant date is the close of business on May 10, 2007.